As filed with the Securities and Exchange Commission on October 8, 2003
                                                           REGISTRATION No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MACROCHEM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                             04-2744744
  (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NUMBER)


                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134
                                 (781) 862-4003
          (ADDRESS, OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                               ROBERT J. DELUCCIA
                      President and Chief Executive Officer
                              MacroChem Corporation
                               110 Hartwell Avenue
                       Lexington, Massachusetts 02421-3134
                                 (781) 862-4003


              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                  Please send copies of all communications to:
                            DWIGHT W. QUAYLE, ESQUIRE
                                Ropes & Gray LLP
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                            ---

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. ___

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS          AMOUNT TO          PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
     SECURITIES TO BE         BE REGISTERED         OFFERING PRICE         AGGREGATE OFFERING         REGISTRATION
        REGISTERED                (1)(2)            PER SHARE (3)               PRICE (3)                 FEE
===================================================================================================================
Common Stock -- $.01 Par    5,614,416 Shares       $.875                    $4,912,614                $397.43

Value

===================================================================================================================

(1) Shares of common stock which may be offered pursuant to this registration statement include 4,553,680 shares sold by MacroChem to various purchasers in a private placement under the terms of a securities purchase agreement dated September 10, 2003, 910,736 shares of common stock that may be issued by MacroChem under warrants issued to the purchasers in the private placement, and 150,000 shares of common stock that may be issued by MacroChem under warrants issued to the placement agent in connection with the private placement.

(2) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock issuable pursuant to the anti-dilution provisions of the above-mentioned warrants in the event the number of outstanding shares of MacroChem is increased by stock split, stock dividend and similar transactions.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale price on October 6, 2003.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                              October 8, 2003


                              MACROCHEM CORPORATION

                                  COMMON STOCK
                                5,614,416 SHARES


     MacroChem Corporation issued 4,553,680 shares of common stock and warrants to purchase up to 910,736 shares of common stock to various purchasers in a private placement on September 10, 2003, and issued warrants to purchase up to 150,000 shares of common stock to a placement agent in connection with the private placement. This prospectus will be used by the selling stockholders listed on pages 8 and 9 to resell, from time to time, their common stock and the common stock issuable upon exercise of their warrants. We will not receive any of the proceeds from any sale of the common stock.


     BEFORE PURCHASING SHARES OF COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 1.



     The common stock is listed on The Nasdaq National Market with the ticker symbol: "MCHM." On October 6, 2003, the closing price of one share of common stock on The Nasdaq National Market was $.87.






================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                    The date of this Prospectus is [ ], 2003.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.


                                TABLE OF CONTENTS

                                                                           Page

Summary.......................................................................1
Risk Factors..................................................................1
Note Regarding Forward Looking Statements.....................................7
Use of Proceeds...............................................................7
Selling Stockholders..........................................................8
Plan of Distribution.........................................................10
Description of Securities To Be Registered...................................10
Where You Can Find More Information..........................................11
Incorporation of Certain Documents By Reference..............................11
Legal Opinion................................................................12
Experts......................................................................12

                                       i.

                                     SUMMARY

     MacroChem develops pharmaceutical products for commercialization by employing SEPA(R) (Soft Enhancer of Percutaneous Absorption), our patented topical drug delivery technology. SEPA compounds, when properly combined with drugs, provide pharmaceutical formulations, such as creams, gels, lacquers and solutions, etc. that enhance the transdermal delivery of drugs into the skin or into the bloodstream. We believe that SEPA compounds enhance the diffusion of drugs into and through the skin by making the outer layer of the skin more permeable to the drug molecule. Transdermal delivery provides an alternative to other methods of drug administration, such as injection, oral dosage forms and inhalation, and may allow selected drugs to be administered more effectively, at lower doses, with fewer adverse events and with improved patient compliance. We are developing specific SEPA formulations for use with non-proprietary and proprietary drugs manufactured by pharmaceutical companies, and we plan to commercialize these products through the formation of partnerships, strategic alliances and license agreements with those companies. In order to attract strategic partners, we are conducting clinical testing of SEPA-enhanced pharmaceuticals. Because of the substantial costs involved in bringing a new pharmaceutical product or a new formulation of an old drug to market, we may be required to rely on pharmaceutical companies to conduct all or part of the clinical trials necessary to gain regulatory approval to manufacture and to market any resulting product.

     We were organized and commenced operations as a Massachusetts corporation in 1981 and we were reincorporated as a Delaware corporation on May 26, 1992. Our principal executive offices are located at 110 Hartwell Avenue, Lexington, Massachusetts 02421-3134 and our phone number is (781) 862-4003.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK IS RISKY. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY US ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

WE HAVE A HISTORY OF OPERATING LOSSES AND WILL CONTINUE TO NEED WORKING CAPITAL.

     Since 1981, we have been engaged primarily in research and development and have derived limited revenues from feasibility studies, the commercial sale of our products and the licensing of certain technology. We have not generated any revenues from the sale of any products currently under development. We have incurred net losses every year since we began doing business and we anticipate that losses will continue for the foreseeable future. As of June 30, 2003,we had an accumulated deficit of approximately $64,605,000. Our ability to continue operations after our current capital resources are exhausted depends on our ability to secure additional financing and to become profitable, which we cannot guarantee. However, we believe that our financial resources are sufficient to meet planned operating activities for at least the next 12 months. In addition, OTAPE Investments LLC, Langley Partners, L.P., West End Convertible Fund L.P., Platinum Partners Value Arbitrage Fund LP, Bristol Investment Fund, Ltd., Stonestreet LP, Crescent International Ltd., Midsummer Investment, Ltd., Alpha Capital AG, Ellis International, Gamma Opportunity Capital Partners LP, Mark M. Mathes and Teri Mathes, North Bar Capital, Southshore Capital Fund Ltd., Henry Robertelli and Robert Shields, must each approve any issuance of equity securities by us within 30 trading days of the effective date of the registration statement of which this prospectus is part, which could make it harder for us to attract additional financing, if required, prior to that time.

     We have been pursuing the commercialization of our SEPA technology through discussions with potential licensees, but there can be no guarantee that we will enter into any licenses or that we will receive any license fees. Until marketing approvals are obtained and/or license agreements are entered into, if ever, we expect to generate only limited licensing revenue and no royalties from sales of products using SEPA. In addition, we intend to continue to make the substantial expenditures required to support our research and development programs, including preclinical studies and clinical trials. As a result, we expect to incur operating losses for the foreseeable future.

IF WE CANNOT REGAIN COMPLIANCE WITH THE MINIMUM STOCKHOLDERS' EQUITY REQUIREMENT FOR CONTINUED LISTING ON THE NASDAQ NATIONAL MARKET, OUR COMMON STOCK COULD BE DELISTED.

     On March 31, 2003, we received a notification from Nasdaq indicating that, as of December 31, 2002, our stockholders' equity did not comply with the minimum $10,000,000 stockholders' equity requirement for continued inclusion on The Nasdaq National Market. On May 28, 2003, we received a further notification from Nasdaq indicating that as a result of continued non-compliance with this rule, our Common Stock would be delisted from The Nasdaq National Market at the opening of business on June 6, 2003 unless we filed a hearing request with the Nasdaq Listing Qualifications Panel before the end of business on June 4, 2003. We filed the request for a hearing to appeal the Nasdaq determination. The hearing was held on July 17, 2003.

     We have had subsequent communication with Nasdaq and have received notification from the Nasdaq Listing Qualifications Panel that the Panel had determined to continue the listing of our Common Stock on The Nasdaq National Market, provided that we meet certain conditions, including (a) the completion of a $3,000,000 equity financing no later than September 12, 2003, (b) achieving compliance on or before October 15, 2003 with the minimum $10,000,000 stockholders' equity requirement and (c) filing a 10-K for the fiscal year ending December 31, 2003 evidencing continued compliance with such $10,000,000 requirement.

     On September 10, 2003, we completed an equity financing which resulted in gross proceeds of approximately $3,250,000. On September 29, 2003, we received notification from Nasdaq that this equity financing satisfied the first condition established by the Nasdaq Listing Qualifications Panel.

     However, we may not be able to meet the remaining conditions established by The Nasdaq Listing Qualifications Panel or maintain compliance with all other listing requirements and thus remain listed on The Nasdaq National Market. If we are unable to regain compliance with any Nasdaq listing requirement, we will consider other potential actions, including applying to transfer our common stock from The Nasdaq National Market to The Nasdaq SmallCap Market. A delisting of our stock from The Nasdaq National Market, however, could reduce the liquidity of an investment in our common stock and affect our ability to raise additional funds in the future.

OUR PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND REMAIN SUBJECT TO TECHNOLOGY UNCERTAINTY.

     Various pharmaceutical companies have developed systems to enhance the transdermal delivery of specific drugs, but relatively limited research has been conducted about using transdermal delivery systems for a wider range of pharmaceutical products. Although we have demonstrated in preclinical and clinical studies that SEPA transdermal compounds may have applicability when paired with a broad range of drugs, transdermal delivery systems are currently marketed for only a limited number of products. In addition, some transdermal delivery systems used to date have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

     Most of our proposed products are in the early development stage and will require significant further research, development, testing and regulatory clearances. Our proposed products are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances. In addition, even if our proposed products are effective, they may be uneconomical to market or third parties may market superior or equivalent products. Due to the extended testing and regulatory review process required before we obtain marketing clearance for any of our proposed products, we do not expect to realize royalty revenues from the sale of any drugs in the foreseeable future.

WE WILL NEED TO MAKE SIGNIFICANT PRODUCT DEVELOPMENT EFFORTS AND RECEIVE ADDITIONAL FINANCING TO MARKET OR LICENSE ANY PRODUCTS.

     Before we or any of our potential licensees may market any products based upon our technology, significant additional development efforts and substantial testing will be necessary. In most cases, we will require substantial additional financing to fund clinical studies on our proposed products. We cannot guarantee that we will be able to secure such financing on favorable terms, if at all.

OUR PRODUCTS ARE SUBJECT TO SIGNIFICANT FDA SUPERVISION AND MAY NOT SUCCESSFULLY COMPLETE THE EXTENSIVE REGULATORY APPROVAL PROCESS REQUIRED PRIOR TO ANY PHARMACEUTICAL PRODUCT BEING MARKETED.

     Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we have under development, we must demonstrate that the product is safe and efficacious for use in each proposed indication through, among other things, preclinical studies and clinical trials. The results of preclinical studies and early clinical trials may not accurately predict results that will be obtained in large-scale testing, and we cannot guarantee that clinical trials will prove that our products are safe and efficacious or that any of our products will ultimately be marketable. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If we are unable to demonstrate the safety and efficacy of our products, we may be adversely affected.

     On October 11, 2002, the Food and Drug Administration (FDA) advised us that further clinical trials of our drugs containing our absorption enhancer SEPA(R) had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA we performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. In releasing the hold, the FDA requested additional information on that 1999 study, and we have agreed to provide it. The clinical hold release does not impose any SEPA dosage or regimen constraints on subsequent trials.

     There can be no assurance that the FDA will ultimately approve any of our investigational drugs.

WE DEPEND ON THIRD PARTIES ENTERING INTO LICENSE ARRANGEMENTS WITH US AND HELPING US DEVELOP OUR PRODUCTS.

     To the extent we rely on licensees and joint venture arrangements to fund most of the costs relating to product development and clinical trials, licensees may have the legal right to terminate funding for a product at any time for any reason without significant penalty. We cannot control the resources and attention that a licensee may devote to a product and this can result in delays in clinical testing, regulatory filings and commercialization efforts. We also cannot guarantee that we will be able to enter into collaborative arrangements or that any collaborative arrangements will succeed.

OUR PRIOR DEVELOPMENT EFFORTS HAVE NOT GENERATED SUSTAINED REVENUES OR ANY PROFITS.

     Since 1981, we have engaged in research and development activities with respect to a variety of technologies and products, including polymers for medical and industrial use, dental adhesives, osteoporotic drugs and transdermal drug delivery products. None of our products or technologies has ever generated sustained revenues and we have never been profitable. We have expended substantial resources in researching and developing technology relating to our products as well as in connection with the research and development of transdermal delivery systems. We cannot guarantee that our development activities with respect to transdermal delivery systems will be successful or that these efforts will not eventually be abandoned.

WE LACK MARKETING EXPERIENCE AND AS A RESULT WE DEPEND ON THIRD PARTIES TO MARKET AND DISTRIBUTE OUR PRODUCTS.

     We intend to market and distribute our proposed products through other companies. We cannot guarantee that we will be able to enter into agreements with other companies on acceptable terms, if at all. We may have to cede control over some or all aspects of the marketing and sales of our products as a condition to entering into such arrangements. We currently have no sales force or marketing organization. If we decide to directly market and sell any of our products, we will, among other things, have to develop such capabilities, including the ability to attract and retain qualified and experienced marketing and sales personnel. We cannot guarantee that we will be able to attract and retain qualified and experienced marketing and sales personnel or that any efforts undertaken by such personnel will be successful.

WE DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

     We do not have facilities capable of manufacturing any of our proposed products in commercial quantities and we do not have plans to obtain such facilities. Accordingly, we will depend to a significant extent on licensees or corporate partners for such manufacturing and for compliance with regulatory requirements for good manufacturing practices. There can be no guarantee that such partners or licensees will perform their obligations in a timely fashion.

Our dependence on third parties for manufacturing may adversely affect our ability to develop and deliver products on a timely and competitive basis. If we decide to establish a commercial manufacturing facility, we will require substantial additional funds. We will be required to hire and retain significant additional personnel and we will have to comply with extensive government regulations. We cannot guarantee that we will be able to obtain the additional capital required to conduct manufacturing activities directly on acceptable terms, if at all.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL.

     The success of our business depends on our ability to attract, retain and motivate qualified senior management personnel who are in high demand.

OUR BUSINESS WILL SUFFER IF WE FAIL TO ATTRACT AND RETAIN EXPERIENCED SCIENTIFIC PERSONNEL.

     Our business also depends on our ability to attract and retain scientific personnel. The competition for such experienced personnel is intense and can be expected to increase. We cannot guarantee that we will be able to retain our existing personnel or attract additional qualified employees.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE HAVE.

     We compete with numerous firms, many of which are large, multi-national organizations with worldwide distribution. We believe that our major competitors in the drug delivery sector of the health care industry include NexMed, Inc., Bentley Pharmaceuticals, Inc., ALZA Corporation, Elan Corporation, plc., Novartis and Pfizer. Compared with MacroChem, most of these firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products. Recent trends in this area are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products. We cannot guarantee that our competitors will not succeed in developing technologies and products that are more effective or less costly to use than any that we are currently developing.

     We expect any products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant advantage compared with later entrants to the market. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

OUR PRODUCTS ARE SUBJECT TO RIGOROUS GOVERNMENTAL REVIEW AND SIGNIFICANT REGULATION.

     Our technologies must undergo a rigorous regulatory approval process, which includes extensive preclinical and clinical testing, to demonstrate safety and efficacy before any resulting product can be marketed. To date, neither the FDA nor any of its international equivalents has approved any of our technologies for marketing. The clinical trial and regulatory approval process can require many years and substantial cost, and there can be no guarantee that our efforts will result in an approved product.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. Risks associated with the regulatory approval process include:

o Changes in existing regulatory requirements could prevent or affect our regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

o Obtaining FDA clearances is time-consuming and expensive and we cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.

o The FDA review process may prevent the marketing of our products or may involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

o Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.

o Any marketed product and its manufacturer are subject to periodic review. Any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals.

WE DEPEND ON PATENTS TO PROTECT OUR TECHNOLOGIES AND THE SCOPE OF SUCH PROTECTION IS INHERENTLY UNCERTAIN.

     We believe that patent protection of our technologies, processes and products is important to our future operations. The success of our proposed products may depend, in part, upon our ability to obtain patent protection.

     Although we intend to file additional patent applications, we cannot guarantee that any additional patents will be issued or, if issued, will be of commercial benefit to us. In addition, it is impossible to anticipate the breadth or degree of protection that any such patents may afford. There can be no guarantee that other parties will not commence litigation challenging our existing or future patents or that we will be successful in defending against any such challenge. To the extent that we rely on unpatented proprietary technology, we cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to proprietary technology. Further, products we develop could infringe patents held by third parties. In such cases, licenses from the third parties may not be available on commercially acceptable terms, if at all.

     We intend to enforce our patent position and intellectual property rights vigorously. The cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could interfere with our operations.

WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS AND WE MAY NOT HAVE SUFFICIENT PRODUCT LIABILITY INSURANCE TO COVER SUCH CLAIMS. IT MAY BE EXPENSIVE AND DIFFICULT TO OBTAIN ADEQUATE INSURANCE COVERAGE.

     The design, development, manufacture and sale of our products involve risk of liability claims and associated adverse publicity. We currently have liability insurance to cover claims related to our products that may arise from previously conducted clinical trials, but we do not maintain product liability insurance and we may need to acquire such insurance coverage prior to the commercial introduction of our products. Such insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If we obtain such coverage, we have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us if we are uninsured, or which is in excess of our insurance coverage, if any, could have a material adverse effect upon us and our financial condition.

GOVERNMENT OR PRIVATE INITIATIVES TO REDUCE HEALTH CARE COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON PHARMACEUTICAL PRICING AND ON US.

     The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies such as us may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to reform in the health care system. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to impose similar government control. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our prospects. If we or one of our partners succeeds in bringing to market one or more of our products, there can be no assurance that these products will be cost effective and that reimbursement to the consumer will be available or will be sufficient to allow us or our partners to sell such products on a profitable basis.

WE ARE CONTRACTUALLY OBLIGATED TO ISSUE SHARES IN THE FUTURE, DILUTING YOUR INTEREST IN US.

     As of September 30, 2003, there are outstanding and exercisable warrants to purchase approximately 1,796,276 shares of common stock, at a weighted average exercise price of $3.70 per share. As of September 30, 2003, there are also outstanding and exercisable options to purchase approximately 3,633,580 shares of common stock, at a weighted average exercise price of $4.31 per share. Moreover, we expect to issue additional options to purchase common stock to compensate employees, consultants and directors and may issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the shares being sold in this offering.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will," and "would." These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors include, but are not limited to:

     o  our history of operating losses and need for continued working capital;

     o technological uncertainty relating to transdermal drug delivery systems and the early stage of development of our proposed products;

     o our need for significant additional product development efforts and additional financing;

     o  uncertainties related to clinical trials of our proposed products;

     o  our dependence on third parties for commercialization;

     o  no assurance of license arrangements;

     o  the lack of success of our prior development efforts;

     o uncertainties relating to government regulation and regulatory approvals;

     o  our dependence on third parties for the FDA application process;

     o our lack of experienced marketing personnel and dependence on third parties for marketing and distribution;

     o  our dependence on third parties for manufacturing;

     o  our reliance on key employees;

     o our limited personnel and our dependence on access to scientific talent;

     o uncertainties relating to competition, patents and proprietary technology;

     o uncertainties relating to risks of product liability claims, lack of product liability insurance, and expense and difficulty of obtaining adequate insurance coverage;

     o  uncertainty of pharmaceutical pricing and related matters; and

     o risks described from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings under the Exchange Act.

     These or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the shares of common stock will go to the stockholders who offer and sell them. We will not receive any proceeds from this offering. We will receive approximately $1,244,243.33 if the warrants issued to the selling stockholders and the placement agent are exercised in full and the purchase price is paid in cash. Proceeds of such exercise, if any, will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

     On September 10, 2003, we entered into a securities purchase agreement with each of OTAPE Investments LLC, Langley Partners, L.P., West End Convertible Fund L.P., Platinum Partners Value Arbitrage Fund LP, Bristol Investment Fund, Ltd., Stonestreet LP, Crescent International Ltd., Midsummer Investment, Ltd., Alpha Capital AG, Ellis International, Gamma Opportunity Capital Partners LP, Mark M. Mathes and Teri Mathes, North Bar Capital, Southshore Capital Fund Ltd., Henry Robertelli and Robert Shields. Under that agreement, we issued and sold the following securities for a total cash consideration of $3,246,409.50:

     o  a total of 4,553,680 shares of our common stock; and

     o three-year warrants to purchase 910,736 shares of common stock at an exercise price of $1.173 per share.

     We issued a three-year warrant to purchase 150,000 shares of our common stock at an exercise price of $1.173 per share to J.P. Carey Securities, Inc. for acting as placement agent in connection with the sale of securities under the securities purchase agreement. J.P. Carey Securities, Inc. also received fees totaling approximately $195,000 in connection with that transaction.

     Pursuant to a registration rights agreement with each of OTAPE Investments LLC, Langley Partners, L.P., West End Convertible Fund L.P., Platinum Partners Value Arbitrage Fund LP, Bristol Investment Fund, Ltd., Stonestreet LP, Crescent International Ltd., Midsummer Investment, Ltd., Alpha Capital AG, Ellis International, Gamma Opportunity Capital Partners LP, Mark M. Mathes and Teri Mathes, North Bar Capital, Southshore Capital Fund Ltd., Henry Robertelli and Robert Shields, we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they or the placement agent acquire upon any exercise of the warrants. We have registered the number of shares required pursuant to such registration rights agreement which number is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement and the number of shares issuable upon any exercise of the warrants.

     The selling stockholders may sell up to 5,614,416 shares of our common stock pursuant to this prospectus.

     A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 4.99% of our outstanding shares of common stock including shares issuable upon such exercise and held by such holder.

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of September 30, 2003, and the number of shares of common stock listed as beneficially owned and potentially offered by this prospectus represents the number of shares of common stock actually owned as of September 30, 2003, and the number of shares issuable upon exercise of the warrants. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 32,802,323 shares of common stock issued and outstanding on September 30, 2003.

                                            SHARES OWNED AND            SHARES          SHARES OWNED AND
                                          OWNERSHIP PERCENTAGE          BEING         OWNERSHIP PERCENTAGE
         SELLING STOCKHOLDER            PRIOR TO OFFERING (1)(2)        OFFERED        AFTER OFFERING (1)

OTAPE Investments LLC (3)                301,296        *               301,296            0        *
Langley Partners, L.P. (4)               375,900        1.15%           375,900            0        *
West End Convertible Fund L.P. (5)        85,595        *                85,595            0        *
Platinum Partners Value
   Arbitrage Fund LP (6)                 366,349        1.12%           366,349            0        *
Bristol Investment Fund, Ltd. (7)        602,592        1.84%           602,592            0        *
Stonestreet LP (8)                       301,296        *               301,296            0        *
Crescent International Ltd. (9)          644,400        1.96%           644,400            0        *
Midsummer Investment, Ltd. (10)          753,240        2.30%           753,240            0        *
Alpha Capital AG (11)                    527,268        1.61%           527,268            0        *
Ellis International (12)                 301,296        *               301,296            0        *
Gamma Opportunity Capital
   Partners LP (13)                       75,324        *                75,324            0        *
Mark M. Mathes and Teri Mathes (14)      527,268        1.61%           527,268            0        *
North Bar Capital (15)                    75,324        *                75,324            0        *
Southshore Capital Fund Ltd. (16)        451,944        1.38%           451,944            0        *
Henry Robertelli (17)                     37,662        *                37,662            0        *
Robert Shields (18)                       37,662        *                37,662            0        *
J.P. Carey Securities, Inc. (19)         150,000        *               150,000            0        *

------------------

(1) Assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(2)     Includes 1,060,736 shares issuable upon the exercise of warrants.

(3)     Includes 50,216 shares issuable upon exercise of a warrant.

(4)     Includes 62,650 shares issuable upon exercise of a warrant.

(5)     Includes 14,266 shares issuable upon exercise of a warrant.

(6)     Includes 61,058 shares issuable upon exercise of a warrant.

(7)     Includes 100,432 shares issuable upon exercise of a warrant.

(8)     Includes 50,216 shares issuable upon exercise of a warrant.

(9)     Includes 107,400 shares issuable upon exercise of a warrant.

(10)    Includes 125,540 shares issuable upon exercise of a warrant.

(11)    Includes 87,878 shares issuable upon exercise of a warrant.

(12)    Includes 50,216 shares issuable upon exercise of a warrant.

(13)    Includes 12,554 shares issuable upon exercise of a warrant.

(14)    Includes 87,878 shares issuable upon exercise of a warrant.

(15)    Includes 12,554 shares issuable upon exercise of a warrant.

(16)    Includes 75,324 shares issuable upon exercise of a warrant.

(17)    Includes 6,277 shares issuable upon exercise of a warrant.

(18)    Includes 6,277 shares issuable upon exercise of a warrant.

(19)    Represents 150,000 shares issuable upon exercise of a warrant.

(*) Less than one percent.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -  privately negotiated transactions;

     -  settlement of short sales created after the date of this prospectus;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -  a combination of any such methods of sale; and

     -  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all of our fees and expenses incident to the registration of the shares. We have agreed with the selling stockholders to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

     We are authorized to issue 60,000,000 shares of common stock and 6,000,000 shares of preferred stock, each with a par value $.01 per share. As of September 30, 2003, we have 32,944,334 shares of common stock and no shares of preferred stock issued and outstanding. Under our certificate of incorporation, our Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

     Shares of our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or are incorporated by reference in the registration statement of which this prospectus is a part.

COMMON STOCK

     Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitute a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

     The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires twenty percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring twenty percent of the common stock) to acquire additional common stock at a substantial discount. The rights will expire in August, 2009 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of us. This description of the rights plan is qualified by reference to the registration statement on Form 8-A relating to the rights plan, which is incorporated herein by reference and made a part hereof.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Please call 1-800 SEC-0330 for further information on the operations of the public reference facility and copying charges.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

     o  Our Annual Report on Form 10-K for the year ended December 31, 2002;

     o Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003;

     o The description of our common stock and preferred stock contained in our registration statements on Forms 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions; and

     o Our Current Reports on Form 8-K filed with the SEC on April 14, 2003, April 15, 2003, September 9, 2003 and September 12, 2003.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              MacroChem Corporation
                               110 Hartwell Avenue
                            Lexington, MA 02421-3134
                          Attention: Investor Relations
                                 (781) 862-4003


                                  LEGAL OPINION

     For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the shares.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and includes an emphasis of matter paragraph relating to certain actions taken by the United States Food and Drug Administration), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF DISTRIBUTION

            SEC registration fee........................................$   397
            Blue Sky Fees and Expenses*.................................$   150
            Legal fees and expenses*....................................$25,000
            Printing Expenses...........................................$     0
            Accounting fees and expenses*...............................$25,000
            Miscellaneous*    ..........................................$10,000

                              Total Expenses............................$60,547

----------------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Certificate provides that the Company's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.  EXHIBITS

4.1     Specimen Common Stock Certificate (1)

4.2     Form of Warrant (2)

5.1     Opinion of Ropes & Gray LLP (3)

10.1 Securities Purchase Agreement, dated as of September 10, 2003, by and among MacroChem Corporation and the purchasers listed on Schedule A thereto. (2)

10.2 Registration Rights Agreement, dated as of September 10, 2003, by and among MacroChem Corporation and the investors listed on the signature pages thereto. (2)

23.1    Independent Auditors' Consent - Deloitte & Touche LLP (3)

23.2 Consent of Ropes & Gray (to be included in the opinion filed as Exhibit 5.1)

24.1 Power of Attorney (to be included as part of signature page filed herewith)


     (1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

     (2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 12, 2003.

     (3) Filed herewith.


ITEM 17. UNDERTAKINGS

     a. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (c)(1)(a) and (c)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on the 7th day of October, 2003.

                                    MACROCHEM CORPORATION
                                    By:/s/ Robert J. DeLuccia
                                    -------------------------------------
                                    Name:  Robert J. DeLuccia
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of MacroChem Corporation, hereby severally constitute Robert J. DeLuccia, Bernard R. Patriacca and Glenn E. Deegan and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MacroChem Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Witness our hands on the date set forth below.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                            DATE
---------                       -----                            ----

                                President and Chief              October 7, 2003
/s/ Robert J. DeLuccia          Executive Officer
---------------------------     (Principal Executive Officer)
Robert J. DeLuccia

                                Vice President and Chief         October 7, 2003
                                Financial Officer (Chief
/s/ Bernard R. Patriacca        Financial officer and
---------------------------     Principal Accounting Officer)
Bernard R. Patriacca


/s/ Peter G. Martin             Director                         October 7, 2003
---------------------------
Peter G. Martin


/s/ Michael A. Davis, M.D.      Director                         October 7, 2003
---------------------------
Michael A. Davis, M.D.


/s/ Paul S. Echenberg           Director                         October 7, 2003
---------------------------
Paul S. Echenberg


                                                                 October 7, 2003
/s/ John L. Zabriskie, Ph.D.    Chairman of the Board of
---------------------------     Directors
John L. Zabriskie, Ph.D.

                                  EXHIBIT INDEX

NUMBER    TITLE OF EXHIBIT                                                  PAGE
------    ----------------                                                  ----
4.1       Specimen Common Stock Certificate (1)
4.2       Form of Warrant (2)
5.1       Opinion of Ropes & Gray LLP (3)
10.1      Securities Purchase Agreement, dated as of September 10,
          2003, by and among MacroChem Corporation and the purchasers listed on Schedule A thereto. (2)
10.2      Registration Rights Agreement, dated as of September 10,
          2003, by and among MacroChem Corporation and the investors listed on the signature page thereto. (2)
23.1      Independent Auditors' Consent - Deloitte & Touche LLP (3)
23.2 Consent of Ropes & Gray LLP (to be included in the opinion filed as Exhibit 5.1)
24.1 Power of Attorney (to be included as part of signature page filed herewith)


(1) Incorporated by reference to our Report on Form 10-K filed with the SEC for the year ended December 31, 1999.

(2) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 12, 2003.

(3) Filed herewith.